Exhibit 10.5

PEER MEDICAL LTD.

2010 ISRAELI SHARE OPTION PLAN

(As Assumed by ECPM Holdings, LLC and

Amended and Restated Effective January 4, 2013)

PEER MEDICAL LTD.

2010 ISRAELI SHARE OPTION PLAN

(As Assumed by ECPM Holdings, LLC and

Amended and Restated Effective January 4, 2013)

1.	PURPOSE

The purpose of this Share Option Plan is to secure for the Company and its shareholders the benefits arising from ownership of share capital by employees, officers directors and consultants of the Company and its Affiliates (as defined below), who are expected to contribute to the Company’s future growth and success.

2.	DEFINITIONS

2.1	DEFINED TERMS

Initially capitalized terms, as used in this Plan, shall have the meaning ascribed thereto as set forth below:

“Administrator”	means the Board of Directors of the Company, or a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan (including, after the Transaction Date, the Compensation Committee of the Board of Newco). Subject to the Articles of Association of the Company, as may be amended from time to time, the Administrator, if it is a committee, shall consist of such number of members (but not less than two (2)) as may be determined by the Board.

“Affiliate(s)”	means a present or future company that either (i) Controls the Company or is Controlled by the Company ; or (ii) is Controlled by the same person or entity that Controls the Company.

“Allocate” or “Allocated”	with respect to Options and Shares, means the allocation of Options and/or Shares, as the case may be, by the Company to the Trustee on behalf of a Participant.

“Board of Directors”	means, with respect to Peer Medical, the board of directors of Peer Medical, or, after the Transaction Date, with respect to Newco, means the board of managers of Newco.

“Cause”	means, when used in connection with the termination of a Participant’s employment with, or service to the Company or an Affiliate, as a result of a basis for termination, including, but not limited to: dishonesty toward the Company or Affiliate, insubordination, substantial malfeasance or nonfeasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or Affiliate; or, any substantial breach by the Participant of (i) his or her employment or service agreement or (ii) any other obligations toward Company or Affiliate.

“Commencement Date”	means the date of commencement of the vesting schedule with respect to a Grant of Options and Grant of Shares which, unless otherwise determined by the Administrator, shall be the date on which such Grant of Options or Grant of Shares, as applicable, shall be Allocated.

“Company”	means (i) prior to the Transaction Date, Peer Medical Ltd., a company incorporated under the laws of the State of Israel (“Peer Medical”), together with any successor thereto, and (ii) on and after the Transaction Date, ECPM holdings, LLC, a Delaware limited liability company (as defined herein and below, “Newco”), together with any successor thereto, unless the Administrator determines otherwise.

“Consultant”	means an Israeli resident who is not entitled to receive Options under Section 102, on behalf of whom an Option is Granted under Section 3i.

“Contribution Agreement”	means that certain Contribution Agreement dated as of October 6, 2012 by and among Endochoice, Inc., Peer Medical, Newco, the shareholders of Endochoice and the shareholders of Peer Medical, as it may be amended and/or restated.

“Control” or “Controlled”	shall have the meaning ascribed thereto in Section 102.

“Disability”	means, unless an individual Grant Letter or other applicable instrument provides otherwise, total and permanent physical or mental impairment or sickness of a Participant, making it impossible for the Participant to continue such Participant’s employment with or service to the Company or Affiliate.

“Exercise Price”	means, the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to exercise a Granted Option and convert such Option into an Underlying Share.

“Grant Letter”	means a letter from the Company or Affiliate to a Participant in which the Participant is notified of the decision to Grant to the Participant Options or Shares according to the terms of the Plan. The Grant Letter shall specify (i) the Tax Provision under which the Option is Granted; (ii) the Tax Track that the Company chose according to Section 11 of the Plan (if applicable); (iii) the Exercise Price; and (iv) the number of Options or Shares Granted to the Participant.

“Grant of Options”	with respect to Options, means the grant of Options by the Company to a Participant pursuant to a Letter of Grant.

“Grant of Shares” or “Granted Shares”	With respect to Shares, means the grant of Shares, subject to vesting schedule, by the Company to a Participant pursuant to a Letter of Grant.

“Holding Period”	means with regard to Options or Shares Granted under Section 102, the period in which the Allocated Options or Shares granted to a Participant or, upon exercise or vesting thereof the Underlying Shares, are to be held by the Trustee on behalf of the Participant, in accordance with Section 102, and pursuant to the Tax Track which the Company selects.

“IPO”	means the initial public offering of shares of the Company (or its corporate successor in interests) and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“Israeli Participant”	means, an Israeli resident who is an employee, officer or director of the Company or any Affiliate (provided that such person does not Control the Company as such term is defined in the Tax Ordinance), on behalf of whom an Option is Granted pursuant to Section 102.

“Law”	means U.S. federal laws, the laws of the State of Delaware, and the laws of the State of Israel (without giving effect to conflicts of laws) as are in effect from time to time.

“LLC Agreement”	means that certain First Amended and Restated Limited Liability Company Agreement dated as of January 4, 2013] by and among Newco and the members of Newco, as it may be hereafter further amended and/or restated. In the event of a conflict between the LLC Agreement and the Plan and/or a Grant Letter, the LLC Agreement shall control, unless the Administrator determines otherwise.

“Merger Transaction” or “Merger”	(i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the capital stock of the Company; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation.

“Newco”	means ECPM Holdings, LLC, a Delaware limited liability company, or any successor thereto.

“Notice of Exercise”	shall have the meaning set forth in Section 7.4 below.

“Option”	means an option to purchase one Share of the Company.

“Non-Qualified Israeli Participant”	means an Israeli resident who is not qualified to receive Options under the provisions of Section 102, on behalf of whom an Option is Granted pursuant to Section 3i.

“Participant”	means an Israeli Participant, or a Non-Qualified Israeli Participant, or a Consultant.

“Peer Medical”	means Peer Medical Ltd., an Israeli company.

“Plan” or “Option Plan”	means this Share Option Plan, as may be amended from time to time, and, specifically, after the Transaction Date, means the Peer Medical Ltd. 2010 Israeli Share Option Plan, as Assumed by Newco LLC and Amended and Restated Effective January 4, 2013, as it may be further amended and/or restated.

“Purchase Price”	means the price determined by the Administrator in accordance with Section 7.1 below which is to be paid to the Company in order to Grant Shares.

“Retirement”	means the termination of a Participant’s employment as a result of his or her reaching the earlier of (i) the age of retirement as defined by Law; or (ii) the age of retirement specified in the Participant’s employment agreement.

“Section 102”	means Section 102 of the Tax Ordinance.

“Section 102 Rules”	means the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003.

“Section 3(i)” or “Section 3(i) Rules”	means section 3(i) of the Israeli Tax Ordinance and the applicable rules thereto or under applicable regulations.

Series C3 Units	shall have the meaning given such term in the LLC Agreement.

“Share(s)”	means (i) prior to the Transaction Date, an ordinary share of the Company, having a par value of NIS 0.01, or any successor securities thereto, and (ii) after the Transaction Date, the Series C3 Units, or any successor securities thereto. No other Units of Newco shall be issuable under the Plan other than Series C3 Units. References in the Plan or an Grant Letter to “shares”, “stock”, “shareholder” “stockholder” and similar terms shall, after the Transaction Date (and unless the Administrator determines otherwise or explicitly stated herein), refer to Class C Units and Newco members holding Class C Units, as applicable.

“Tax Ordinance”	means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any regulations, rules, orders or procedures promulgated thereunder.

“Tax Track”	means one of the three tax tracks described under Section 102, specifically: (1) the “Capital Gains Track Through a Trustee”; (2) “Income Tax Track Through a Trustee”; or (3) the “Income Tax Track Without a Trustee”; each as defined in Sections 11.1-11.2 of this Plan, respectively.

“Tax Provision”	means, with respect to the Grant of Options, the provisions of one of the three Tax Tracks in Section 102, or the provisions of 3i.

“Term of the Options”	means, with respect to Granted but unexercised Options, the time period set forth in Section 9 below.

“Transaction Exchange Ratio”	means the number of Series C3 Units of Newco issuable under the Transaction Documents in exchange for any ordinary share of Peer Medical, which ratio shall be 1:1.

“Transactions”	Means those certain transactions contemplated by the Contribution Agreement, the LLC Agreement and related documents and instruments (the “Transaction Documents,” as defined in the Contribution Agreement).

“Transaction Date”	means the date of the consummation of the Transactions.

“Trustee”	means a Trustee appointed by the Company to hold in trust, Allocated Options and the Underlying Shares and/or the Allocated Shares, as the case may be, issued upon exercise of such Options, on behalf of Participants.

“Underlying Shares”	means Shares issued or to be issued upon exercise of Granted Options all in accordance with the Plan.

2.2	GENERAL

Without derogating from the meanings ascribed to the capitalized terms above, all singular references in this Plan shall include the plural and vice versa, and reference to one gender shall include the other, unless otherwise required by the context.

2.3	PLAN ASSUMPTION

In connection with the Transactions, the Plan was amended and restated by Newco effective January 4, 2013, and all outstanding Options immediately prior to the consummation of the Transactions were assumed by Newco pursuant to the terms of the Contribution Agreement. Options that are outstanding at the end of the Plan term shall continue in accordance with their terms, unless otherwise determined by the Administrator. No further Options shall be granted under the Plan on or after the Transaction Date, other than the Options assumed by Newco in connection with the Transactions.

3.	SHARES AVAILABLE FOR OPTIONS

The total number of Underlying Shares reserved for issuance under the Plan and any modification thereof, shall be determined from time to time by the Board of Directors of the Company. Such number of Shares shall be subject to adjustment as required for the implementation of the provisions of the Plan, in accordance with Section 4 below, and to adjustments pursuant to the Transaction Exchange Ratio.

In the event that Options or Shares Allocated under the Plan expire or forfeited or otherwise terminate in accordance with the provisions of the Plan, such expired or terminated Options or Granted Shares shall become available for future Grants and Allocations under the Plan.

4.	ADJUSTMENTS

4.1	Bonus Shares

In the event that the Company distributes bonus shares and the record date for such distribution is subsequent to the date of grant of the Options, but prior to their exercise or expiration, the number of Underlying Shares will be increased by the number of Shares each

Participant would have been entitled to had such Participant exercised the Options prior to the record date set for such distribution. The total aggregate Exercise Price of the outstanding Options will not be changed due to the increase in the number of Underlying Shares the Participant is entitled to following a distribution of bonus Shares.

4.2	Issuance of Rights

In the event the Company’s shareholders are issued rights for the purchase of any securities of the Company, the Company will take actions to cause that such rights be offered on the same terms, mutatis mutandis, also to the Participants who hold Options that have not yet been exercised or expired as if such Participants have exercised their Options prior to the date determining the right to participate in the issuance of the aforesaid rights. The number of Underlying Shares will not increase as a result of such issuance of rights.

For the avoidance of doubt the employees’ rights to securities of the Company in the event of a distribution of bonus shares and/or the issuance of rights as aforesaid, will only apply at the Date of the Exercise.

4.3	Change in Capitalization

In the event of a split or a consolidation of Shares, or any other capital event of a materially similar nature, the Company will make the changes or the adjustments necessary in order to prevent the dilution or increase of the rights of the Participants within the framework of the Plan and following the Transaction Date, also in the framework of the LLC Agreement with respect to the number and class of the Underlying Shares and/or the Exercise Price of each Option.

4.4	Merger Transaction

In the event of a Merger Transaction, unless an individual Grant Letter or other applicable instrument provides otherwise, the Administrator in its sole discretion shall decide:

(A)	If and how the unvested Options and/or Shares, as the case may be, shall be canceled, replaced or accelerated;

(B)	If and how vested Options and Shares (including Options with respect to which the vesting period has been accelerated according to Section (A)) shall be exercised, replaced and/or sold by the Trustee or the Company (as the case may be) on the behalf of Israeli Participants;

(C)	How Granted Shares and/or Underlying Shares issued upon exercise of the Options and held by the Trustee on behalf of Participants shall be replaced and/or sold by the Trustee on behalf of the Participant.

4.5	Fraction of Shares

In any event that the Company will be required to issue to a Participant fraction of Shares pursuant to this Section 4, the Company will not issue fraction of Shares and the number of Shares shall be rounded down to the closest number of Shares.

4.6	Calculation.

For the purposes of this section, the Company’s calculation will be final, and the Participant shall have no claims or demands against the Company or anyone on its behalf.

5.	ADMINISTRATION OF THE PLAN

5.1	POWER

Subject to the Law, the Articles of Association or Certificate of Formation of the Company, and any resolution to the contrary by the Company’s Board of Directors, and, after the Transaction Date, any restrictions imposed by the LLC Agreement, the Administrator is authorized, in its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan (subject to the approval of the Board of Directors if such approval is required by Law) including, without limitation;

(A)	to determine:

(i)	the Participants in the Plan, the number of Options and/or Shares to be Granted for each Participant’s benefit and the Exercise Price;

(ii)	the time or times at which Options and/or Shares shall be Granted;

(iii)	whether, to what extent, and under what circumstances an Option and/or Granted Share may be settled, canceled, forfeited, exchanged, or surrendered;

(iv)	any terms and conditions in addition to those specified in the Plan under which an Option and/or a Share may be Granted; and

(v)	any measures, and to take actions, as deemed necessary or advisable for the administration and implementation of the Plan.

(vi)	the Exercise Price for any Allocated Option or the Purchase Price for any Allocated Shares;

(B)	to interpret the provisions of the Plan and to take all actions resulting therefrom including without limitation;

(i)	subject to Section 7, to accelerate the date on which any Allocated Option under the Plan becomes exercisable and any Allocated Share become vested and/or cancel any restriction on the sale of Granted Shares;

(ii)	to waive or amend Plan provisions relating to exercise of Options, including exercise of Options after termination of employment, for any reason; and

(iii)	to amend any of the terms of the Plan, or any prior determinations of the Administrator;

5.2	LIMITATIONS

Notwithstanding the provisions of Section 5.1 above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of applicable Law, and no waiver or amendment with respect to the Plan shall have a material adverse affect on any Participant’s rights in connection with any Granted Option and/or Granted Share under the Plan without receiving the consent of such Participant.

5.3	FOREIGN OPTIONS PARTICIPANTS.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, consultants or other individuals eligible for Options, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which individuals, if any, outside Israel are eligible to participate in the Plan, whether such individuals outside Israel were granted Options before the assumption of the Plan by Newco; (ii) modify the terms and conditions of any Option granted to individuals outside Israel to comply with applicable foreign laws; (iii) establish addendums and other instruments and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable; and (iv) take any action, before or after an Option is granted, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Options shall be granted, that would violate any applicable Israeli law.

6.	GRANT AND ALLOCATION OF OPTIONS AND/OR SHARES

6.1	CONDITIONS FOR GRANT OF OPTIONS AND/OR SHARES

Options and/or Shares may be Granted at any time after:

(A)	the grant has been approved by the Administrator; and

(B)	all other approvals, consents or requirements necessary by Law have been received or met.

Provided however, that no Options may be granted on or after the Transaction Date (other than those Options assumed by Newco in connection with the Transactions).

6.2	CONDITIONS FOR ALLOCATION OF OPTIONS

Options may be Allocated at any time after:

(A)	the Plan has been approved by the Administrator; and

(B)	30 days after a request for approval of the Plan has been submitted for approval to the Israeli Income Tax Authorities pursuant to the requirements of the Tax Ordinance; and

(C)	all other approvals, consents or requirements necessary by Law have been received or met.

6.3	DATE OF GRANT OR ALLOCATION

(a)	The date on which Options and/or Shares, as the case may be, shall be deemed Granted under the Plan shall be the date on which the Company shall notify the Participant in a Grant Letter that such Options or Shares have been Granted to the Participant or the date specified as the date of grant in the Grant Letter, if specified (“Date of Grant”).

(b)	The date on which Options and/or Shares, as the case may be, shall be deemed Allocated under the Plan shall be the date on which the Company shall notify the Trustee that such Options or Shares, as the case may be, have been Allocated in the name of the Trustee on behalf of a Participant (“Date of Allocation”).

6.4	Eligibility for Options

The Administrator may grant Options to any Employee, officer, Director, or Consultant of the Company and its Affiliates.

6.5	Grant Letters

(a)	Any grant of Options to a Participant shall be made in a form of a Grant Letter and shall include a copy of the Plan. The receipt by a Participant of such Grant Letter shall be deemed a consent by such Participant that the Option is subject to all the terms and conditions of the Grant Letter and the Plan.

(b)	The Administrator may include in the Grant Letters any provision, which it deems necessary, in order to adjust the terms of the Grant of Options to applicable laws of the jurisdiction in which Participants reside.

6.6	Material Breach

In an event of a material breach by a Participant of the terms of this Plan or the Grant Letter provided to him or her, and without derogating any of the remedies available to the Company under any applicable law, the Company may, at its sole discretion, after sending a written notice to such Participant, cancel (without further action or consideration) the right of the Participant to some or all the Options Granted to such Participant.

7.	EXERCISE OF OPTIONS AND SALE OF SHARES

7.1	EXERCISE PRICE; PURCHASE PRICE

The Purchase Price for Granted Share, and the Exercise Price per Underlying Share deliverable upon the exercise of an Option, shall be determined by the Administrator. The Purchase Price and the Exercise Price shall be set forth in the Grant Letter.

7.2	VESTING SCHEDULE

All Options and Shares allocated on a certain date shall, subject to continued employment with or service to the Company or Affiliate by the Participant, become (i) vested and exercisable, with respect to Options; and (ii) free from vesting restrictions, with respect to Shares, in accordance with the vesting schedule as shall be determined by the Administrator for each Participant and detailed in the respective Grant Letter.

7.3	MINIMUM EXERCISE

(A) Unless otherwise determined by the Administrator, no exercise of Options by any Participant shall be for a quantity of less than 6% of the Granted Options.

(B) An Option may not be exercised for fractional shares.

(C) The exercise of a portion of the Options Granted shall not cause the expiration, termination or cancellation of the remaining unexercised Options held by the Trustee on behalf of the Participant.

7.4	MANNER OF EXERCISE

7.4.1	An Option may be exercised by and upon the fulfillment of the following:

(A)	Notice of Exercise

The signing by the Participant, and delivery to both the Company (at its principal office) and the Trustee (if the Options are held by a Trustee), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the Exercise Price to be paid (the “Notice of Exercise”).

(B)	Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the Exercise Price with respect to all the Options exercised, as set forth in the Notice of Exercise.

(C)	Allocation of Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Trustee (according to the applicable Holding Period) or to the Participant, as the case may be.

(D)	Expenses

All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely on the Participant.

7.4.2	A Participant who acquires Series C3 Units of Newco upon exercise of an Option on or after the Transaction Date shall be subject to the terms of the LLC Agreement applicable to members holding Series C3 Units. As a condition to such exercise, each Participant shall execute and deliver such other agreements and joinders to agreements of governing documents of the Company which are applicable to the holders of Shares and to which other holders of equity securities of the Company are party. It is hereby clarified that the restrictions set forth in the LLC Agreement, which are applicable to Incentive Units (as such term is defined in the LLC Agreement), shall not apply an Option on or after the Transaction Date.

7.5	VESTED SHARES

As soon as administratively practicable following the applicable Share vesting schedule, and without any notification by the Participant, the Company shall, deliver or cause to be delivered to the Trustee, or if the Holding Period has run and the Participant has requested release of the Shares, the Participant a certificate or certificates for the applicable vested Shares free from any vesting restrictions. Notwithstanding the above the Company shall not deliver Shares to a Participant unless the latter, prior to, or concurrently with, such release, provides the Company and the Trustee with evidence, satisfactory in form and substance to the Company and the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

7.6	FORFEITURE

At the time of the Participant’s Termination of Employment for any reason, all unvested Shares shall be forfeited as of the date of termination unless otherwise determined by the Administrator in its sole discretion. In the event of any such forfeiture, all such forfeited Shares shall become the property of the Company or any designee by the Company and any certificate or certificates representing such Shares shall be returned immediately to the Company at no cost, all in accordance with the Law.

7.7	Exercise Restrictions

Notwithstanding anything to the contrary herein, in the event the Participant initiates any legal proceedings to be maintained or instituted against the Company or its respective past, present and future officers, directors, employees, consultants, holders of equity securities, Affiliates, successors and assigns (the “Representatives”) or participates in any manner in any legal proceedings against the Company or its respective Representatives at any time, the Participant’s right to exercise any unexercised Options granted to such Participant, whether vested or not on such date, shall cease as of such date and the Options shall thereupon expire

8.	WAIVER OF OPTION RIGHTS

8.1 At any time prior to the expiration of any Granted (but unexercised) Option, a Participant may waive his rights to such Option by a written notice to the Company’s principal office. Such notice shall specify the number of Options Granted, which the Participant waives, and shall be signed by the Participant.

8.2 Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future Grants and Allocations under the Plan.

9.	TERM OF THE OPTIONS

Unless earlier terminated pursuant to the provisions of this Plan, all granted but unexercised Options shall expire and cease to be exercisable at 5:00 p.m. Israel time on the 10th anniversary of the Commencement Date of such Options.

10.	TERMINATION OF EMPLOYMENT

Unless a Grant Letter or other applicable instrument provides otherwise, the following shall apply:

10.1	TERMINATION OF EMPLOYMENT

If a Participant ceases to be an employee, director, officer or Consultant of the Company or Affiliate for any reason (“Termination of Employment”) other than death, Retirement, Disability or Cause, then (A) any vested but unexercised Options on the date of Termination of Employment (as shall be determined by the Company or Affiliate, in its sole discretion), Allocated on the Participant’s behalf (“Exercisable Options”) may be exercised, if not previously expired, not later than the earlier of (i) 90 days after the date of Termination of Employment; or (ii) the Term of the Options and (B) any rights upon vested Share shall be delivered to Participant but only to the extent that they were vested within the date his employment terminates.

All other Granted Options or Shares for the benefit of Participant shall expire upon the date of Termination of Employment.

10.2	TERMINATION FOR CAUSE

(A) In the event of Termination of Employment of a Participant for Cause, (i) the Participant’s right to exercise any unexercised Options, Granted to such Participant, whether vested or not on the date of Termination of Employment, shall cease as of such date of Termination of Employment, and the Options shall thereupon expire and (ii) any unvested Shares shall terminate and expire on the day the Participant is notified of his dismissal or on such earlier date as the Administrator may determine.

(B) If subsequent to the Participant’s Termination of Employment, but prior to the exercise of Options Granted to such Participant, the Administrator determines that either prior or subsequent to the Participant’s Termination of Employment, the Participant engaged in conduct which would constitute Cause, then the Participant’s right to exercise the Options Granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.

(C) The determination by the Administrator as to the occurrence of Cause shall be final and conclusive for all purposes of this Plan.

10.3	TERMINATION BY REASON OF DEATH, RETIREMENT, OR DISABILITY

(A) Death. If Termination of Employment is by reason of death of the Participant, than (A) his/her estate, personal representative or beneficiaries may, exercise the Participant’s Options, to the extent it was vested within the 60th day after the Participant’s death, at any time but not later than the first to occur of: (i) one (1) year following Participant’s death; or (ii) the end of the Term of the Options and (B) any rights upon vested Shares shall be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after employment terminates.

All other Granted Options or Shares for the benefit of a Participant and which have not vested within 60 days after the date of Death, shall expire upon the date of Death.

(B) Disability and Retirement. If Termination of Employment is by reason of Retirement or Disability of the Participant, the Participant (A) may exercise any portion of the Options which have vested within 90 days after the date of Retirement or Disability, at any time but not later than the first to occur of: (i) one (1) year after the date of Retirement or Disability, as the case may be; or (ii) the end of the Term of the Options and (B) shall be entitled to any rights upon vested Shares to be delivered to Participant’s estate, personal representative or beneficiaries but only to the extent it was vested within the 60th day after employment terminates.

(C) All other Granted Options or Shares for the benefit of a Participant and which have not vested within 60 days after the date of Disability or Retirement, as the case may be, shall expire upon the date of Retirement or Disability, as applicable.

10.4	EXCEPTIONS

In special circumstances, pertaining to the Termination of Employment of a certain Participant, the Administrator may in its discretion decide to extend or modify any of the periods stated above in Sections 10.1-10.3.

10.5	TRANSFER OF EMPLOYMENT OR SERVICE

Subject to the receipt of appropriate approvals from the Israeli Tax Authorities, if applicable, a Participant’s right to Options or Shares that were Granted to him or her under this Plan, shall not be terminated or expire or forfeited solely as a result of the fact that the Participant’s employment or service as an employee, officer or director changes from the Company to an Affiliate or vice versa. Any and all tax consequence of such a transfer, if any, shall be solely borne by the Participant.

11.	OPTIONS AND TAX PROVISIONS

All Options and/or Shares under this Plan shall be Granted in accordance with one of the Tax Provisions as follows:

•	The Company may Grant Options and/or Shares to Israeli Participants in accordance with the provisions of Section 102 and the Rules.

•	The Company may Grant Options to Non-Qualified Israeli Participants in accordance with the provisions of Section 3(i).

11.1	TAX PROVISION SELECTION

The Company shall elect under which Tax Provision each Option and/or Share is Granted in accordance with any applicable Law and its sole discretion – i.e. the Company shall elect if to Grant Options and/or Shares to Participants under one of the three Section 102 Tax

Tracks, or with respect to Options under the provisions of Section 3i. The Company shall notify each Participant in the Grant Letter, under which Tax Provision the Options and/or Shares are Granted and, if applicable, under which Section 102 Tax Track, each Option is Granted.

11.2	SECTION 102 TRUSTEE TAX TRACKS

If the Company elects to Grant Options and/or Shares to Israeli Participants through (i) the Capital Gains Track Through a Trustee, or (ii) the Income Tax Track Through a Trustee, then, in accordance with the requirements of Section 102, the Company shall appoint a Trustee who will hold in trust on behalf of each Israeli Participant the Allocated Options and/or Shares and the Underlying Shares issued upon exercise or vesting of such Options and/or Shares in trust on behalf of each Israeli Participant.

The Holding Period for the Options and/or Shares will be as follows:

(A)	The Capital Gains Tax Track Through a Trustee – if the Company elects to Allocate the Options and/or Shares according to the provisions of this track, then the Holding Period will be: 24 months from the date of Allocation; or such period as may be determined in any amendment of Section 102.

(B)	Income Tax Track Through a Trustee – if the Company elects to Allocate Options and/or Shares according to the provisions of this track, then the Holding Period will be 12 months from the date of Allocation; or such period as may be determined in any amendment of Section 102.

Subject to Section 102 and the Rules, Participants shall not be able to receive from the Trustee, nor shall they be able to sell or dispose of the Granted Shares or Underlying Shares before the end of the applicable Holding Period. If a Participant sells or removes the Granted Shares or the Underlying Shares form the Trustee before the end of the applicable Holding Period (“Breach”), the Participant shall pay all applicable taxes imposed on such Breach by Section 7 of the Rules.

In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options and/or the Shares originally Allocated (the “Additional Rights”), all such Additional Rights shall be Allocated and/or issued to the Trustee for the benefit of Participants, and shall be held by the Trustee for the remainder of the Holding Period applicable to the Options and/or Granted Shares, as applicable, originally Allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track.

11.3	INCOME TAX TRACK WITHOUT A TRUSTEE

If the Company elects to Grant Options and/or Shares to Israeli Participants according to the provisions of this track, then the Options and/or Shares will not be subject to a Holding Period. However, upon exercise of Options or vesting of Granted Shares under this Tax Track, the Trustee shall hold such Granted Shares and/or Underlying Shares for the benefit of the Israeli Participant in accordance with the provisions of Section 15 of this Plan.

11.4	CONCURRENT CONDITIONS

The Holding Period, if any, is in addition to the vesting period with respect to Options, and restriction period, with respect to Shares, as specified in Section 7.2 of the Plan (or in the Grant Letter). The Holding Period and vesting period may run concurrently, but neither is a substitute for the other, and each are independent terms and conditions for Options Granted and Shares Granted.

11.5	TRUST AGREEMENT

The terms and conditions applicable to the trust relating to the Tax Track selected by the Company, as appropriate, shall be set forth in an agreement signed by the Company and the Trustee (the “Trust Agreement”).

12.	TERM OF SHARES HELD IN TRUST

No Shares issued by the Company to the Trustee, nor Underlying Shares issued upon exercise of Options, shall be held by the Trustee on behalf of the Participant for a period longer than ten (10) years after the end of the Term of the Options. The Administrator shall instruct the Trustee as to the transfer of these Shares.

13.	RIGHTS AS A SHAREHOLDER

13.1	VOTING RIGHTS

Until consummation of the Company’s IPO, Underlying Shares and Granted Shares, in each case issued to a Participant or to the Trustee for the benefit of a Participant, shall be voted by an irrevocable proxy assigned to the CEO or any other representative who shall be appointed by the Company’s Board of Directors as a representative (the “Representative”).

(A)	The Company’s Board of Directors may, at its discretion, replace the Representative from time to time.

(B)	Shares subject to proxy shall be voted by the Representatives on any issue or resolution brought before the shareholders of the Company in the same proportion as the vote of the other outstanding Shares of the Company (i.e. if 80% of the other outstanding Shares of the Company will be voted in favor of certain resolution, and 20% will be voted against, the Shares subject to proxy will be voted in the same manner).

(C)	Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy.

(D)	The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy, unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate) , this indemnification shall be in addition to any such other indemnification.

13.2	DIVIDEND

The Participants shall be entitled to receive any cash dividend paid to the shareholders of the Company with respect to Granted Shares and/or Underlying Shares issued to them under this Plan, provided that following the Transaction Date, such entitlement shall be subject to the terms of the

LLC Agreement. Payments of such dividend to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Trustee or the Company, as agreed between the Company and the Trustee.

14.	NO SPECIAL EMPLOYMENT RIGHTS

Nothing contained in this Plan shall confer upon any Participant any right with respect to the continuation of employment by or service to the Company or Affiliate or to interfere in any way with the right of the Company or Affiliate, to terminate such employment or service or to increase or decrease the compensation of the Israeli Participant.

No Participant shall have any claim or demand with respect to any of the Options, except according to the specific terms of the Grant Letter provided to him or her by the Company.

15.	RESTRICTIONS ON SALE OF OPTIONS AND SHARES

15.1	OPTIONS

Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent.

15.2	SHARES

Unless otherwise determined by the Administrator, prior to the Company’s IPO, Underlying Shares and/or Granted Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except as stated below in this Section 15. At any time, following the Transaction Date, Underlying Shares and/or Granted Shares may not be sold assigned, transferred, pledged, hypothecated or otherwise disposed of, except in accordance with the LLC Agreement and all other agreements to which the Company and the Participant are party. Any disposition of Underlying Shares and/or Granted Shares carried out by Participants before an IPO, without the Administrator’s prior written approval, shall be null and void. Unless otherwise determined by the Administrator, any Underlying Shares issued upon exercise of Options, Granted under any of the tax tracks detailed in Section 11 above, will be held by the Trustee until the earlier to occur of a Merger, as detailed in Section 15.3 below, or an IPO.

15.3	ACCELERATION PROVISION

The Administrator, in its sole discretion, may decide to add a provision in certain Grant Letters, according to which in case of a Merger or IPO, all or some of the unvested Options or/and Shares, shall automatically accelerate.

15.4	LOCK UP

Notwithstanding the Holding Period, if the Company engages in a financing transaction, or conducts a public offering, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that the Granted Shares and the Underlying Shares issued pursuant to the exercise of Options may be subject to a lock-up period of up to180 days, or such longer period of time as may be recommended by the Company’s Board, during which time Participants shall not be allowed to sell Shares.

16.	TAX MATTERS

16.1 This Plan shall be governed by, and shall conform with and be interpreted so as to comply with, the requirements of Section 102 and any written approval from the Israeli Tax

Authorities. All tax consequences under any applicable law (other than stamp duty) which may arise from the Grant or Allocation of Shares and/or Options, from the exercise of Options or from the holding or sale of Granted Shares and/or Underlying Shares (or other securities issued under the Plan) by or on behalf of the Participant, shall be borne solely on the Participant. The Participant shall indemnify the Company and/or Affiliate and /or the Trustee, as the case may be, and hold them harmless, against and from any liability for any such tax or any penalty, interest or indexing.

16.2 If the Company elects to Allocate Options and/or Shares according to the provisions of the Income Tax Track Without a Trustee (Section 11.2 of this Plan), and if prior to the Exercise of any and/or all of these Options or sale of such Granted Shares, such Participant ceases to be an employee, director, or officer of the Company or Affiliate, the Participant shall deposit with the Company a guarantee or other security as required by law, in order to ensure the payment of applicable taxes upon the Exercise of such Options and/or sale of Granted Shares, as the case may be.

17.	WITHHOLDING TAXES

17.1 Whenever an amount with respect to withholding tax relating to Options and/or Shares Granted to a Participant and/or Underlying Shares issued upon the exercise thereof is due from the Participant and/or the Company and/or an Affiliate, the Company and/or an Affiliate and/or the Trustee shall have the right to demand from a Participant such amount sufficient to satisfy any applicable withholding tax requirements related thereto, and whenever Shares or any other non-cash assets are to be delivered pursuant to the exercise of an Option and the sale of Granted Shares, or transferred thereafter, the Company and/or an Affiliate and/or the Trustee shall have the right to require the Participant to remit to the Company and/or to the Affiliate, or to the Trustee an amount in cash sufficient to satisfy any applicable withholding tax requirements related thereto, and if such amount is not timely remitted, the Company and/or the Affiliate and/or the Trustee shall have the right to withhold or set-off (subject to Law) such Shares or any other non-cash assets pending payment by the Participant of such amounts.

17.2 Until all taxes have been paid in accordance with Rule 7 of the Section 102 Rules, Granted Shares, Options and/or Underlying Shares may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of, and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Granted Shares, Options and/or Underlying Shares may be validly transferred in accordance with Section 20 below, provided that the transferee thereof shall be subject to the provisions of Section 102 and the Section 102 Rules as would have been applicable to the deceased Participant were he or she to have survived.

18.	NO TRANSFER OF OPTIONS

The Trustee shall not transfer Options to any third party, including a Participant, except in accordance with instructions received from the Administrator.

19.	TRANSFER OF RIGHTS UPON DEATH

No transfer of any Granted Share or right to an Option or Underlying Share issued upon the exercise thereof by will or by the laws of descent shall be effective to bind the Company unless the Company shall have been furnished with the following signed and notarized documents:

(A)	A written request for such transfer and a copy of the legal documents creating and confirming the right of the person acting with respect to the Participant’s estate and of the transferee;

(B)	A written consent by the transferee to pay any amounts in connection with the Granted Shares, Options and Underlying Shares any payment due according to the provisions of the Plan and otherwise abide by all the terms of the Plan; and

(C)	any such other evidence as the Administrator may deem necessary to establish the right to the transfer of the Granted Share, Option or Underlying Share issued upon the exercise thereof and the validity of the transfer.

20.	[DELETED]

21.	EXPENSES AND RECEIPTS

The expenses incurred in connection with the administration and implementation of the Plan (including any applicable stamp duty) shall be borne by the Company. Any proceeds received by the Company in connection with the Allocation of Shares or exercise of any Option may be used for general corporate purposes.

22.	REQUIRED APPROVALS

The Plan is subject to the receipt of all approvals required under the Tax Ordinance, and the Law.

23.	APPLICABLE LAW

This Plan and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

24.	TREATMENT OF PARTICIPANTS

There is no obligation for uniformity of treatment of Participants.

25.	NO CONFLICTS

In the event of any conflict between the terms of the Plan and the Grant Letter (including but not limited to any instruments related thereto, or modifying, a Grant Letter), the Plan shall prevail, unless the Grant Letter stated specifically that the conflicting provision in the Grant Letter shall prevail.

26.	PARTICIPANT UNDERTAKINGS

By entering into this Plan, the Participant shall (1) agree and acknowledge that he or she have received and read the Plan and the Grant Letter; (2) undertake all the provisions set forth in: Section 3i or Section 102 as applicable (including provisions regarding the applicable Tax Track that the Company has selected), the Plan, the Grant Letter and the Trust Agreement (if applicable); and (3) if the Options are Granted under Section 102, the Israeli Participant shall undertake that subject to the provisions of Section 102 and the Rules, he or she shall not to sell or release the Shares or Underlying Shares from trust before the end of the Holding Period (if any).

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PEER MEDICAL LTD.

GLOBAL ADDENDUM - NON-ISRAELI AND NON-US TAXPAYERS

TO 2010 ISRAELI SHARE OPTION PLAN

(As Assumed by ECPM Holdings, LLC and

Amended and Restated Effective January 4, 2013)

1.	Purpose.

(a) This addendum (the “Addendum”) is part of Peer Medical Ltd. 2010 Israeli Share Option Plan, As Assumed by ECPM Holdings, LLC and Amended and Restated Effective January 4, 2013 (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan.

(b) This Addendum Addendum governs grants and applies to any and all Options granted by the Company to Eligibile Participants (as defined below). The purpose of this Addendum is to establish certain rules and limitations applicable to an Option that was granted to Elgibile Participants, in compliance with applicable law (including securities law). “Eligible Participant” means selected employees, officers, directors, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company, who are not subject to taxation on their worldwide income in the State of Israel and/or in the United States of America, to whom Options were granted or shall be granted under the Plan and the Addendum by the Administrator

(c) The provisions of the Addendum shall supersede and govern in the case of any inconsistency between the provisions of the Addendum and the provisions of the Plan, provided, however, that this Addendum shall not be construed to grant any rights not consistent with the terms of the Plan, unless specifically provided herein.

2.	Grant of Option.

(a) Except as otherwise provided by this Addendum, all Options made pursuant to this Addendum shall be governed by the terms of the Plan. Every Option granted to an Eligible Participant shall be evidenced by a Grant Letter, including but not limited to any related instrument that modifies or alters the terms of a Grant Letter, in such form as the Administrator shall approve from time to time.

(b) Nothing in the Plan and the Addendum shall be construed as an obligation of the company to grant the Options under any specific tax track or the entitlement of the Eligible Participant to any tax benefits in connection of the Options under the applicable law.

3.	Tax Consequences.

Any tax consequences (including any stamp duty) arising from the grant or exercise of any Option, from the issuance of the Underlying Shares by the Company, from the sale of the Underlying Shares by the Eligible Participant or from any other event or act (of the Company, and/or its Affiliates, and the Eligible Participant), hereunder, shall be borne solely by the Eligible Participant. The Company and/or its Affiliates or any other person on their behalf, shall be entitled to withhold taxes according to the requirements under the applicable law including withholding taxes at source. Furthermore, the Eligible Participant shall agree to indemnify the Company and/or its Affiliates or any other person on their behalf and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Participant. The Company or any of its Affiliates or any other person on their behalf may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by the applicable law to be withheld with respect to Options granted under the Plan and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Eligible Participant, and/or (ii) requiring an Eligible Participant to pay to the Company or any of its Affiliates or any other person on their behalf the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Underlying Shares, and/or (iii) by causing the exercise of Option and/or the sale of Underlying Shares held by or on behalf of an Eligible Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Participant will be required to pay any amount that exceeds the tax to be withheld and remitted to the tax authorities, pursuant to the applicable law.

4.	Governing Law and Jurisdiction.

The Plan, the Addendum, the Grant Letter and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

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PEER MEDICAL LTD.

U.S. ADDENDUM

TO 2010 ISRAELI SHARE OPTION PLAN

(As Assumed by ECPM Holdings, LLC and

Amended and Restated Effective January 4, 2013)

1.	Purpose.

(a) This addendum (the “U.S. Addendum”) is part of of Peer Medical Ltd. 2010 Israeli Share Option Plan, As Assumed by ECPM Holdings, LLC and Amended and Restated Effective January 4, 2013 (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan.

(b) The U.S. Addendum governs grants and applies to any and all Options granted by the Company to Eligibile Participants who are United States citizens or who are resident aliens of the United States of America for United States for federal income tax purposes.

(c) The purpose of this U.S. Addendum is to establish certain rules and limitations applicable to an Option that was be granted to Elgibile Participants, in compliance with applicable law (including securities law).

(d) The provisions of the U.S. Addendum shall supersede and govern in the case of any inconsistency between the provisions of the U.S. Addendum and the provisions of the Plan, provided, however, that this U.S. Addendum shall not be construed to grant any rights not consistent with the terms of the Plan, unless specifically provided herein.

2.	Definitions.

The following additional definitions will apply to Options made pursuant to this U.S. Addendum:

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Eligible Participant” means selected consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company, who are United State citizens or who are resident aliens of the United States of America for United States federal income tax purposes, to whom Options were granted or shall be granted under the Plan and the U.S. Addendum by the Administrator.

“Law” means the laws of the State of Israel and the laws of the United States of America and the State of Delaware, in each case as are in effect from time to time.

3.	Grant of Option.

(a) Except as otherwise provided by this U.S. Addendum, all Options made pursuant to this U.S. Addendum shall be governed by the terms of the Plan. Every Option granted to an Eligible Participant shall be evidenced by a Grant Letter, including but not limited to any related instrument that modifies or alters the terms of a Grant Letter, in such form as the Administrator shall approve from time to time.

(b) All Options granted pursuant to the Plan and the U.S. Addendum are intended to be non-qualified stock options, and are not intended to be treated as “Incentive Stock Options” that comply with Section 422 of the Code.

4.	Tax Consequences.

Any tax consequences arising from the grant or exercise of any Option, from the issuance of the Underlying Shares by the Company, from the sale of the Underlying Shares by the Eligible Participant or from any other event or act (of the Company, and/or its Affiliates, and the Eligible Participant), hereunder, shall be borne solely by the Eligible Participant. The Company and/or its Affiliates or any other person on their behalf, shall be entitled to withhold taxes according to the requirements under the Code or any applicable law including withholding taxes at source. Furthermore, the Eligible Participant shall agree to indemnify the Company and/or its Affiliates or any other person on their behalf and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Eligible Participant. The Company or any of its Affiliates or any other person on their behalf may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by the applicable law to be withheld with respect to Options granted under the Plan and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Eligible Participant, and/or (ii) requiring an Eligible Participant to pay to the Company or any of its Affiliates or any other person on their behalf the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Underlying Shares, and/or (iii) by causing the exercise of Option and/or the sale of Underlying Shares held by or on behalf of an Eligible Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Eligible Participant will be required to pay any amount that exceeds the tax to be withheld and remitted to the tax authorities, pursuant to the applicable law.

5.	Governing Law and Jurisdiction.

The Plan, the Addendum, the Grant Letter and all documents delivered or executed by the Company or Affiliate in connection herewith shall be governed by, and construed and administered in accordance with the Law.

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